Exhibit 21
SIGNIFICANT SUBSIDIARIES OF OSI PHARMACEUTICALS, INC.
OSI Pharmaceuticals (UK) Limited, organized under the laws of the United Kingdom.
Prosidion Limited, organized under the laws of the United Kingdom.